Exhibit 10.01

SUMMARY OF THE AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION

 Effective January 1, 2018, except as otherwise disclosed by the Jones Soda Co. (the “Company”), non-employee directors receive the following compensation for their service on the Board of Directors (the “Board”) and committees of the Board:

Cash Compensation

Position	Amount
Non-employee (“NE”) Director Annual Retainer	$5,500
NE Director Board Meeting Attendance Fee (telephonic)	1,000 (500)
NE Director Committee Meeting Attendance Fee - live or telephonic	500
Chair of Board of Directors Annual Retainer	2,500
Chair of Audit Committee Annual Retainer	1,000
Chair of Compensation and Governance Committee Annual Retainer	750
Chair of Nominating Committee Annual Retainer	750

 Restricted Stock Units

Each non-employee director receives an annual grant of $15,000 restricted stock units, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years. The restricted stock unit grants vest in full one year from the date of grant.

The NE Director Annual Retainer of $5,500 may be payable in cash or restricted stock units at the option of the recipient.

Exercise Period for Board Stock Options

The exercise period of any Company stock options awarded to members of the Board who have served as a director of the Company for at least three years are exercisable for one year following the date of their termination of service.

The exercise period of any Company stock options awarded to members of the Board who have served as a director of the Company for less than three years are exercisable for three months follow the date of their termination of service.

Pro-Rata Award

New members of the Board who are not elected at an annual shareholder meeting will be awarded pro-rata board compensation based on the date such new member is appointed to the Board. Any board compensation granted to a new member of the Board who will serve less than six months requires the approval of the Company’s Compensation and Governance Committee.

Expense Reimbursement

 In addition to cash and stock-based compensation, non-employee directors are reimbursed for their out-of-pocket expenses, including travel, meals and accommodation expenses, incurred in attending meetings of the Board, committee meetings, and conferences with the Company’s management.

Insider Trading Policy

 The Company’s Insider Trading Compliance Program (the “Policy”) shall prohibit Insiders (as defined in the Policy) from trading in the Company’s securities until the later of either (i) 90 calendar days, or (ii) the date when such Insider no longer possesses material nonpublic information as determined by both the Company’s Compensation and Governance Committee and the Company’s Insider Trading Compliance Officer (as defined in the Policy).